EXHIBIT 16.1

[ARTHUR ANDERSEN LETTERHEAD]

January 18, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 (a)(1)(i), (a)(1)(ii), (a)(1)(iv), in the Form 8-K dated January 18, 2002 of Wareforce.com, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
Mr. Orie Rechtman, Chief Executive Officer, Wareforce.com, Inc.
Mr. Jim Illson, President, Wareforce.com, Inc.